Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of iSun, Inc. on Form S-3 (File No. 333-269358, File No. 333-268678, File No. 333-261237, File No. 333-249429, File No. 333-233931, File No. 333-233107 and File No. 333-275967) and Form S-8 (File No. 333-265624 and File No. 333-249714) of our report dated April 16, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of iSun, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report is included in this Annual Report on Form 10-K of iSun, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

New York, NY

April 16, 2024